Exhibit 23.3

CONSENT OF QUALIFIED PERSON

The undersigned, Jean-Francois St-Onge, hereby states as follows:

I, Jean-Francois St-Onge, assisted with the preparation of the “Mineral Reserve Estimate” with an effective date of February 19, 2019 (the “Mineral Reserve Summary”), portions of which are extracted or summarized (the “Summary Material”) in this Annual Report on Form 10-K.

I hereby consent to the reference to the Mineral Reserve Summary, the Summary Material and the reference to my name and the name of the Optimize Group Inc. in the Form 10-K concerning the Technical Report.

Date: September 8, 2021	By:	/s/ Jean-Francios St-Onge

Name: Jean-Francois St-Onge, P.Eng Title: Associate Consulting Specialist – Mining and Vice President, Optimize Group Inc.